EXHIBIT 10.1

July 9, 2002

Mr. John H. Barnet
2 Robert S. Drive
Menlo Park, CA 94025

Subject: Letter Agreement for Retirement

Dear John:

As we have discussed, it is important for LogicVision to have an orderly succession plan. The Audit Committee has determined that your successor will have to be hired externally. I would like to allow a year to find your replacement; and therefore, we have discussed your intentions. You have expressed a retirement target date in the April to June 2003 range. In addition, you have indicated that once a replacement is found, that individual would only want a two-week overlap in order to effect an orderly transition. We have agreed that the best way to accomplish these objectives was to formalize a succession plan. This letter agreement summarizes our mutual understanding from the discussion.

1.    Employment.    We hereby agree that your full-time employment at LogicVision will continue through April 4, 2003, or may be extended at LogicVision’s option for up to an additional two months thereafter.

2.    CFO Search.    We will begin the search for a replacement for a CFO in the near future.

3.    Hiring of CFO.    Upon the hiring of a CFO, you agree to resign your position as Vice President of Finance and CFO and to assist in the orderly transition of duties.

4.    Part-Time Hourly Employment.    After the conclusion of your tenure as Vice President of Finance and CFO, you will continue as a part-time hourly employee of LogicVision until September 30, 2003. During your part-time employment, you will be paid on an hourly basis at the rate of $100 per hour, will work a minimum of 5 hours per week, and will make yourself available to work up to 30 hours per week to perform such assignments as may be assigned to you by LogicVision, including assisting in the transition to the new CFO, at all times subject to the direction and control of LogicVision. You and LogicVision reserve the right to terminate your part-time employment at any time and for any reason.

5.    Consideration.    In consideration of your willingness to continue your full-time employment through April 4, 2003, or beyond if required, or to release your office at an

John H. Barnet
July 9, 2002

earlier date upon the hiring of a CFO prior to April 4, 2003, and to work on a part-time basis until September 30, 2003, you shall receive the following from us:

a.  You will continue as the CFO of LogicVision and you will receive the full salary and bonus package that is customary through 2002. Your salary and bonus package will be prorated for your employment in 2003 prior to a new CFO being hired.

b.  Upon the hiring of a new CFO, which may be prior to April 4, 2003, you will assist in an orderly transition for a period of up to 30 days, as determined by the new CFO and me, during which you will be paid your full salary.

c.  At the end of the transition period of up to 30 days, we will continue to employ you through April 4, 2003 at 80% of your salary and bonus package (prorated for the year).

d.  You will continue to be credited with vesting service under your LogicVision stock options for service that you complete as a full-time and part-time employee of LogicVision.

e.  Both you and your wife will continue to be covered by the established benefit plans offered to employees at least through April 4, 2003, subject to the generally applicable terms and conditions of the plan in question.

The benefits described above are conditioned on your executing the release attached to this letter.

Both you and LogicVision agree that this agreement shall be maintained in strict confidence, and neither party shall disclose any of its terms to any other person unless required by law.

You agree that any future disputes between you and LogicVision shall be resolved in accordance with Section 7 of the attached release, which is hereby incorporated by reference.

You and LogicVision also agree that this agreement contains all of our agreements and understandings, and fully supersedes any prior written or oral agreements or understandings, including any employment agreements, regarding the subject matter of this agreement.

Please accept our sincere good wishes and hopes for your happy retirement. You have been a key asset in our developing a strong company and our successful initial public offering.

Sincerely, /s/ VINOD K. AGARWAL Vinod Agarwal President and CEO

John H. Barnet
July 9, 2002

I have read and understand the letter and agree to be bound by its terms and conditions.

/s/ JOHN H. BARNET	July 9, 2002
John H. Barnet	Date

John H. Barnet
July 9, 2002

Release of Claims

•	This document is an important one. You should review it carefully and, if you agree to it, sign in the space where your agreement is indicated.

•
You have 21 days to decide whether or not to sign this Release. This period is designed to allow you to consult with a financial advisor, accountant, attorney or anyone else whose advice you need. You should consult appropriate advisors, including an attorney, during this time period.

•	If you agree to the terms in this Release, sign in the space below where your agreement is indicated. The benefits referenced in this Release are contingent on your agreeing to this Release.

•
After signing this document you have seven (7) working days to revoke your agreement to the terms of this Release. Any revocation should be in writing and delivered to Sharon Chisholm, marked Personal and Confidential, by close of business at the end of the seventh business day after signing this document.

•	This Release will not become effective until the seven (7) day revocation period has passed.

1.    Consideration.    You acknowledge that the benefits described in your letter agreement for retirement dated July 9, 2002 (the “Letter Agreement”) are provided in exchange for your signing this release of claims (the “Release”) and that you are not otherwise entitled to receive those benefits from LogicVision, Inc.

2.    Proprietary Information.    On September 1, 1999, you signed the attached “Employee Proprietary Information and Inventions Agreement” (the “Proprietary Inventions Agreement”) regarding confidential information and intellectual property in which you agreed to protect confidential information of LogicVision both during and after your employment. As a condition of your accepting the benefits described in the Letter Agreement, you reaffirm your obligation to keep secret all confidential information that belongs to LogicVision in accordance with the Proprietary Inventions Agreement and to return all property that belongs to LogicVision upon termination of your employment.

3.    Release of Claims.    In return for the benefits described in the Letter Agreement, you and your representatives completely release LogicVision, its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees from all claims of any kind, known and unknown, which you may now have or have ever had against LogicVision, including all claims for compensation, bonuses, severance pay, stock options, and all claims arising from your employment with LogicVision or the termination of your

John H. Barnet
July 9, 2002

employment whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”). By way of example and not in limitation, the Released Claims will include any claims that may arise under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act of 1967, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation. This Release recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) to enforce the statutes which come under its jurisdiction and is not intended to prevent your from filing a charge or participating in any investigation or proceeding conducted by the EEOC; provided, however, that nothing in this Section 3 limits or affects the finality or the scope of the release provided in this Section 3, the waiver provided in Section 4 or the agreement to submit claims to final and binding arbitration under Section 7.

4.    Civil Code Section 1542.    You agree that because this Release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT TO THE DEBTOR.”

5.    Severability.    If any term of this Release is held to be invalid, void or unenforceable, the remainder of the Release will remain in full force and effect and will in no way be affected, and you and LogicVision will use best their efforts to find an alternative way to achieve the same result.

6.    Entire Agreement.    The provisions of this Release and the Letter Agreement set forth the entire agreement between you and LogicVision regarding their subject matters including, but not limited to, you employment and separation of service from LogicVision. This Release does not supersede your obligations to maintain the confidentiality of information and intellectual property of LogicVision, whether arising from the Proprietary Inventions Agreement or from operation of law. This Release can only be changed in writing, signed by you and the Chief Executive Officer of LogicVision.

7.    Dispute Resolution.    You agree that any future disputes between you and LogicVision (“the parties”), including but not limited to disputes arising out of or related to this Release, will be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy, or where paragraph (g) below specifically allows a different remedy.

(a)  You will provide LogicVision with a written statement of the claim identifying any supporting witnesses or documents and the requested relief.

John H. Barnet
July 9, 2002

(b)  LogicVision will furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents. If the matter is not resolved, the parties will submit the dispute to nonbinding mediation, paid for by LogicVision, before a mediator selected by the parties.

(c)  If the matter is not resolved through mediation, the parties agree that the dispute will be resolved by binding arbitration. If the parties are unable to jointly select an arbitrator, they will obtain a list of arbitrators from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list.

(d)  The arbitrator will have the authority to determine whether the conduct complained of in paragraph (a) above violates your rights and, if so, to grant any relief authorized by law, subject to the exclusions of paragraph (g) below. The arbitrator will not have the authority to modify, change or refuse to enforce any lawful term of this Release.

(e)  LogicVision will bear the costs of the arbitration if you prevail. If LogicVision prevails, you will pay half the cost of the arbitration or $500, whichever is less. Each party will pay its own attorneys’ fees, unless the arbitrator orders otherwise, pursuant to applicable law.

(f)  Arbitration will be the exclusive final remedy for any dispute between the parties, such as disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute will be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in paragraphs (a) and (b) above.

(g)  The parties agree that the arbitration award will be enforceable in any court having jurisdiction to enforce this Release, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action, including but not limited to an action for injunctive relief, in a court of competent jurisdiction regarding or related to matters involving LogicVision’s confidential, proprietary or trade secret information, or regarding or related to inventions that you may claim to have developed prior to joining LogicVision or after joining LogicVision, pursuant to California Labor Code 2870 (“Disputes Related to Inventions”). The parties further agree that for Disputes Related to Inventions which the parties have elected to submit to arbitration, each party retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or to prevent irreparable injury before the matter can be heard in arbitration.

8.    Voluntary Execution of Release.    By your signature below, you acknowledge each of the following: (a) that you have read this Release or have been afforded every opportunity to do so; (b) that you are fully aware of the Release’s contents and legal effect; (c) that you have had an opportunity to discuss this Release with legal counsel of your own choosing; and (d) that you have chosen to enter into this Release freely, without coercion, and based upon your

John H. Barnet
July 9, 2002

own judgment and not in reliance upon any promises made by LogicVision other than those contained in this Release.

By your signature, you agree to the terms set forth above, and you agree to this Release.

Date: July 9, 2002

I have read and understand this Release and agree to be bound by its terms and conditions.

/S/ JOHN H. BARNET	July 9, 2002
John H. Barnet	Date